Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

SANUWAVE Health, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common stock, par value $0.001 per share (2)	457(c)	1,929,282,686	$0.02495 (3)	$48,135,604 (3)	0.00011020	$5,305
Fees Previously Paid	Equity	Common stock, par value $0.001 per share (4)	457(c)	1,294,689,945	$0.05435 (5)	$70,366,399 (5)		$7,755
Carry Forward Securities
Carry Forward Securities	–	–	–	–		–			–	–	–	–
Total Offering Amounts						$48,135,604		$5,305
Total Fees Previously Paid								$7,755
Total Fee Offsets								–
Net Fee Due								$0

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(2)	Consists of (1) 404,839,841 shares of common stock, par value $0.001 per share (the “Common Stock”), issuable upon the exercise of certain Common Stock Purchase Warrants with an exercise price of $0.067 per share of Common Stock, (2) 404,839,841 shares of Common Stock issuable upon the exercise of certain Common Stock Purchase Warrants with an exercise price of $0.04 per share of Common Stock, (3) 465,565,817 shares of Common Stock issuable upon the conversion of certain Future Advance Convertible Promissory Notes, and (4) 19,444,446 shares of Common Stock issued pursuant to certain side letter settlement agreements, in each case to be offered for sale by the selling stockholders.
(3)	The proposed maximum offering price per share and in the aggregate are based on the average of the high and low sale prices of the Common Stock, as reported on the OTC Pink Market on December 19, 2022, which date is within five business days prior to filing this registration statement.
(4)	Consists of (1) 504,388,591 shares of Common Stock issuable upon the exercise of certain Common Stock Purchase Warrants with an exercise price of $0.067 per share of Common Stock, (2) 504,388,5914 shares of Common Stock issuable upon the exercise of certain Common Stock Purchase Warrants with an exercise price of $0.04 per share of Common Stock, (3) 580,046,8804 shares of Common Stock issuable upon the conversion of certain Future Advance Convertible Promissory Notes, (4) 19,444,446 shares of Common Stock issued pursuant to certain side letter settlement agreements, (5) 131,825,235 shares of Common Stock issued in August 2020, (6) 131,825,235 shares of Common Stock issuable upon the exercise of certain warrants issued in August 2020, (7) 9,266,250 shares of Common Stock issuable upon the exercise of certain warrants issued to the August 2020 placement agent for certain of the private placements, (8) 8,600,000 shares of Common Stock issuable upon the exercise of certain warrants issued in August 2020, (9) 21,997,500 shares of Common Stock issued pursuant to certain consulting and endorsement arrangements, (10) 16,071,390 shares of Common Stock issued upon the prior conversion of certain Series C Preferred Stock, and (11) 1,428,568 shares of Common Stock issued upon the prior conversion of certain Series D Preferred Stock, in each case to be offered for sale by the selling stockholders.
(5)	The proposed maximum offering price per share and in the aggregate are based on the average of the high and low sale prices of the Common Stock, as reported on the OTC Pink Market on September 27, 2022, which date is within five business days prior to filing this registration statement.